Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Legg Mason Global Asset Management Trust of our report dated November 18, 2021, relating to the financial statements and financial highlights, which appears in BrandywineGLOBAL – Global High Yield Fund, BrandywineGLOBAL – Diversified US Large Cap Value Fund, BrandywineGlobal – Dynamic US Large Cap Value Fund, Martin Currie Emerging Markets Fund, Franklin Global Market Neutral Fund, Franklin International Equity Fund, Franklin Strategic Real Return Fund, and ClearBridge Global Infrastructure Income Fund’s Annual Report on Form N-CSR for the year ended September 30, 2021. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

January 19, 2022